Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-199133, No. 333-214595, No. 333-219292, No. 333-226521, No. 333-233794 and No. 333-248584) and Form F-3 (333-234662) of Alibaba Group Holding Limited of our report dated July 9, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the presentation of segment information as discussed in Note 5 and Note 26, as to which the date is February 2, 2021, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 6-K.

/s/ PricewaterhouseCoopers

Hong Kong, February 2, 2021